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Exhibit 23.2

CONSENT OF MINE RESERVES ASSOCIATES, INC.

        We hereby consent to the incorporation by reference of any reserves and other analyses performed by us in our capacity as an independent consultant to Apex Silver Mines Limited (the "Company"), which are set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2005, in the Company's Registration Statements on Form S-8 (Nos. 333-53185, 333-88562 and 333-117202), Form S-3 (Nos. 333-116469, 333-117205, 333-122037, 333-122285) and Form S-4 (333-122286) any prospectuses or amendments or supplements thereto, and in any amendment to any of the foregoing.

MINE RESERVES ASSOCIATES, INC.
/s/ DONALD C. ELKIN Name: Donald C. Elkin Title: President Date: March 31, 2006

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CONSENT OF MINE RESERVES ASSOCIATES, INC.